EMPLOYEE COMPENSATION AGREEMENT


THIS AGREEMENT is made as of the 14th day of June 1996 between

                  JJAX ENTERTAINMENT, INC.
                  a corporation incorporated under the laws of the State of Nevada, U.S.A.

                  (hereinafter referred to as the "Corporation")

                           OF THE FIRST PART,

                           - and -

                  LESLIE A. WULF
                  of the Town of River John in the Province of Nova Scotia, Canada

                  (hereinafter referred to as "Wulf"),

                           OF THE SECOND PART.


         WHEREAS the Corporation wishes to retain the services of Wulf to provide the services hereinafter described during the term hereinafter set out;

         AND WHEREAS in order to include execution to enter into the transaction with the Corporation the Guarantor has agreed to guarantee the obligation of the Corporation hereunder;

         NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree, intending to be legally bound, as follows:

         1.       TERM

                  The Corporation shall employ Wulf for a period of three years from the 1st of July, 1995, unless such employment shall be terminated earlier as hereinafter provided. Upon the expiry of the term of this agreement, and on each anniversary of such date falling thereafter, the term of this agreement shall automatically be extended for one additional year on the same terms and conditions unless, not less than six months prior to any such anniversary, either Wulf or the Corporation shall have given written notice to the other that it does not wish to further extend this agreement.

         2.       DUTIES

                  Wulf shall serve the Corporation and any subsidiaries of the Corporation in such capacity or capacities, and shall perform duties and exercise such powers pertaining to the management and operation of the Corporation, and any subsidiaries and associates of the Corporation, as may be determined from time to time by the Chief Executive Officer and Board of Directors of the Corporation consistent with the duties of his office as President of the Corporation.

         Without limitation of the foregoing, Wulf shall occupy the office of President and shall:

         (a) devote his full time (which shall not be less than 40 hours per week), attention and best efforts during normal business hours to the business and affairs of the Corporation;

         (b) diligently and faithfully, to the best of Wulf's abilities and in the best interests of the Corporation, perform those duties that may reasonably be assigned to Wulf;

         (c)      provide input on continuing development of the Corporation;

         (d)      participate in corporate financing presentations, as required;

         (e) use his best efforts to promote the interests and goodwill of the Corporation;

         (f)      not allow any conflict of his interests to exist.

         (g) report, no less frequently than monthly, the material results and plans of the Corporation to the Chief Executive Officer and Board of Directors.

         3.       REPORTING PROCEDURES

                  Wulf shall report on a regular basis to the Chief Executive Officer of the Corporation. Wulf shall report fully on the Corporation's management, operations and business affairs, and shall advise to the best of his ability and in accordance with reasonable business standards on business matters that may arise from time to time during the term of this Agreement.


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



         4.       REMUNERATION

         A.       Base Salary.

         The annual base salary payable to Wulf for his services hereunder for each year of the term of this agreement initially shall be One Hundred Thousand

(US$100,000.00) United States Dollars per annum, exclusive of bonuses, benefits and other compensation. Despite the foregoing, the Corporation shall pay Wulf at the rate of Seventy Five Thousand (US$75,000.00) United States Dollars per annum until such time as the Corporation or the parent Corporation closes on a private placement, public offering or secondary offering, of its Common Stock of at least US $3,000,000.00 after the date of this agreement. Assuming such placement is successful during the term of this agreement, the Corporation shall pay Wulf a lump-sum within 30 days after the closing on the private placement in order to bring his base salary current to the US$100,000.00 level.

         The annual base salary payable to Wulf pursuant to the provisions of this Section shall be paid in equal bi-weekly installments, in arrears, or in such other manner as may be mutually agreed upon, less, in any case, any deductions or withholding required by law.

         B.       Employee Benefits.

         The Corporation shall provide Wulf with employee benefits comparable to those, if any, provided by the Corporation from time to time to senior employees of the Corporation, and shall permit Wulf to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to senior employees in the manner and to the extent authorized by the Board of Directors of the Corporation. Without limiting the generality of the foregoing, Wulf shall be provided with medical insurance paid by the Corporation providing benefits to Wulf and his dependents living in the United States with him substantially.

         C.       Moving Expenses.

         The Corporation shall reimburse Wulf for all reasonable out of pocket moving expenses actually incurred, and legal cost of obtaining or changing Wulf's L-1A Visa and obtaining a US Green Card, promptly upon submission of receipts.

         5.       PERFORMANCE BONUS

                  In addition to Wulf's annual base salary, he shall participate in:

                  a) the Guarantor's Incentive Stock Option Plan (the "ISOP") through the grant of 175,000 options thereunder (and such future options as may be determined by the Board of Directors) to purchase Common Stock of the Guarantor, exercisable at any time during the five years from the date hereof (subject to the provisions of the ISOP) at an exercise price equal to the closing high bid price for such stock as reported by the Nasdaq Bulletin Board as of the date of this Agreement; and

                  b) the Corporation's Bonus Plan as it may exist from time to time.


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


         6.       FURTHER SALARY OR BONUS ADJUSTMENTS

                  Other than as herein provided, there shall be no cost-of-living increase or merit increase in the annual base salary of Wulf unless agreed to in writing by the Corporation. The annual base salary of Wulf shall be reviewed on an annual basis by the Board of Directors of the Corporation.

         7.       VACATION

                  Wulf shall be entitled to three (3) weeks paid vacation per fiscal year of the Corporation at a time approved in advance by the Board of Directors of the Corporation, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of Wulf's responsibilities. In the event that Wulf decides not to take all the vacation to which he is entitled in any fiscal year, Wulf shall be entitled to take up one week of such vacation in the next following fiscal year (but not to be carried over into the second succeeding fiscal year) at a time approved in advance by the Chief Executive Officer of the Corporation.

         8.       VEHICLE ALLOWANCE

                  Wulf shall be supplied with a $600 per month automobile allowance. In addition, the Corporation shall pay or reimburse Wulf for gasoline expenses properly incurred or to be incurred in connection with Wulf carrying out his duties hereunder. Wulf shall supply the Corporation with the originals of all invoices or statements in respect of which Wulf seeks reimbursement.

         9.       EXPENSES

                  Wulf shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Wulf from time to time in connection with carrying out his duties hereunder. For all such expenses Wulf shall furnish to the Corporation originals of all invoices or statements in respect of which Wulf seeks reimbursement.

         10.      TERMINATION

         a)       For Cause

                  The Corporation may terminate the employment of Wulf immediately without notice for cause which, without limiting the generality of the foregoing, shall include:

                  (i) if Wulf is convicted of a criminal offense involving fraud, or dishonest, or such other criminal offense that could bring into question Wulf's integrity or moral standing;


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

                  (ii) if Wulf or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Chief Executive Officer or Directors; or

                  (iii) if Wulf breaches any of his duties specified above in paragraph 2.

         b)       For Failure to Perform Duties

                  (i) if there is a repeated and demonstrated failure on the part of Wulf to perform the material duties of Wulf's position in a competent manner and Wulf fails to substantially remedy the failure within a period of thirty (30) days after receiving written notice of such failure from the Corporation;

                  (ii) if Wulf disobeys reasonable instructions given in the course of employment by the Chief Executive Officer of the Corporation, that are not inconsistent with Wulf's management position, and such disobeyance by Wulf has a material impact on the business of the Corporation and is not remedied by Wulf within thirty (30) days after receiving written notice of such disobedience.

         c) For Death or Disability. Upon the event of Wulf's death prior to the completion of the term of this employment agreement, his employment will immediately terminate. This agreement may be immediately terminated by the Corporation by notice to Wulf if Wulf becomes permanently disabled. Wulf shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of Wulf, Wulf has been continuously unable or unwilling or has failed to perform Wulf's duties for 120 consecutive days, or if, during any year of the employment period, Wulf has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period.

         d) Voluntary Resignation. On the sixtieth (60th) day following the date upon which Wulf gives notice of his intention to resign during any year of his employment, or if he elects to not renew the within Agreement; and

         11.      SEVERANCE PAYMENTS

         a) Upon termination of Wulf's employment (i) due to his voluntary resignation or by virtue of the non-renewal of this Agreement or (ii) in the vent Wulf is terminated for cause as described in subsection 10(a) above, Wulf shall not be entitled to any severance payments other than compensation earned by Wulf before the date of termination calculated pro rata up to and including the date of termination, together with any amount to which Wulf is entitled under applicable legislation, as amended and in force from time to time; and

         b) for any other reason other than the reasons set forth in subsection 10(a), Wulf shall be entitled to a lump-sum severance payment equal to three months' base salary plus all compensation earned by Wulf before the date of termination calculated pro rata up to and including the date of termination, together with any amount to which Wulf is entitled under applicable legislation, as amended and in force from time to time; and Wulf agrees to accept said severance payments if any in full satisfaction of any liability that the Corporation might have to him.

         12.      CONFIDENTIALITY

         Wulf acknowledges and agrees that:

         a) in the course of performing his duties and responsibilities as an officer and employee of the Corporation, he has had and will continue to have access to, and has been and will be entrusted with, detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addressees, preferences, needs and requirements of past, present and prospective clients, customers, suppliers (which, for all purposes of this agreement, shall be deemed to include, without limitation, all affiliates, subsidiaries, shareholders, directors, key employees and related corporations) and employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by Wulf or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the Corporation's interests;

         b) in the course of performing his duties and responsibilities for the Corporation, Wulf has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers, and as such, has had and will continue in the future to have significant responsibility for maintaining an enhancing the goodwill of the Corporation with such customers, clients and supplier sand would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation;

         c) Wulf, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation, and to disclose any conflicts of interest or potential conflicts of interest in writing to the Corporation; and

         d) the Corporation is entitled to protect, by way of injunction or otherwise:

                  i. the right to maintain the confidentiality of the Trade Secrets;

                  ii. the right to preserve the goodwill of the Corporation; and



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

                  iii. the right to the benefit of any relationships that have developed between Wulf and the customers, clients and suppliers of the Corporation by virtue of Wulf's employment with the Corporation, all of which constitute proprietary rights exclusive to the Corporation.

         In acknowledgment of the matters described above and in consideration of the payments to be received by Wulf pursuant to this Agreement, Wulf hereby agrees that he will not once he ceases to be employed by the Corporation, directly or indirectly disclose to any person or in any way make use of (other that for that benefit of the Corporation), in any manner, any of the Trade Secrets, provided that such Trade Secrets shall be deemed not to include information that is or becomes generally available to the public other than as a result of disclosure by Wulf, the onus of which to prove on a balance of probabilities shall be on Wulf.

         13.      NON-SOLICITATION

         Wulf hereby agrees that he will not, during the period commencing on the date hereof and ending two years following the expiration of the term of this Agreement, be a party to or abet any solicitation of customers, clients or suppliers of the Corporation, parent company, or any of its subsidiaries, to transfer business from the Corporation or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Corporation or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

         14.      NON-COMPETITION

         Wulf hereby agrees and undertakes that he shall not, at any time during the period commencing on the date hereof and ending two (2) years from the day when Wulf ceases to be employed by the Corporation, on his own behalf or on behalf of any person, directly, in any capacity whatsoever including, without limitation, as an employer, employee, principal, agent, joint venture, partner, shareholder or other equity holder, independent contractor, licenser, licensee, franchiser, franchisee, distributor, consultant, supplier, or trustee, or by or through any corporation, co-operative, partnership, unincorporated association, company, limited liability company or limited liability partnership, trust, entity with juridical personality, or otherwise in connection with any person, carry on or be engaged in or have any financial or other interest in, or be otherwise commercially involved, in any endeavor, activity or business in all or part of the United States of America and Canada, where such endeavor, activity or business carries on the same business as or in direct competition with the business carried on by the Corporation, save and except that Wulf may be a shareholder in such an endeavor, activity or business provided that Wulf shall be a passive investor owning less than five percent of the issued and outstanding voting securities of such endeavor, activity or business on a fully diluted basis.

         15.      REFORMATION

                  It is expressly understood and agreed that although the parties hereto consider the restrictions contained in Sections 12, 13 and 14 of this Agreement to be reasonable for the purpose of preserving the goodwill, proprietary rights and going business value of the Corporation, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restrictions set forth in Sections 12, 13 and 14 in this Agreement is an unreasonable or otherwise unenforceable restriction against Wulf, the parties to this Agreement do hereby authorize such court to revise and amend this Agreement so to produce a legally enforceable agreement and, if the court refuses to do so, the parties hereto agree that the provisions of Sections 12, 13 and 14 hereof shall not be rendered void but shall be deemed amended to apply to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

         16.      DISCLOSURE

                  During the employment period, Wulf shall promptly disclose to the Chief Executive Officer or Board of the Corporation full information concerning any interest, direct or indirect, of Wulf (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to Wulf to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its supplier or customers.

         17.      RETURN OF MATERIALS

                  All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of Wulf from and after the date of the execution hereof, including but not limited to the Trade Secrets, shall at all times remain the property of the Corporation or such subsidiary or associates, as the case may be. On termination of Wulf's employment for any reason, Wulf shall deliver promptly to the Corporation all such property of the Corporation in the possession or power of Wulf or directly or indirectly under the control of Wulf. Wulf agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation, provided that the making of such reproductions or copies shall be permitted if the purpose thereof is not inconsistent with any express term of this Agreement.

         18.      GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, exclusive of its conflict of laws rules.

         19.      SEVERABILITY

                  If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

         20.      ENFORCEABILITY

                  Wulf hereby confirms and agrees that the covenants and restrictions pertaining to Wulf contained in this agreement, including, without limitation, those contained in Sections 12, 13 and 14 hereof, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the vent of any breach by Wulf of his obligations under any such covenant or restriction. Accordingly, Wulf hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in addition to any action for damages, temporary and permanent injunctive relief enjoining and restraining Wulf from any such breach.

         21.      NO ASSIGNMENT

                  Wulf may not assign, pledge or encumber Wulf's interest in this Agreement nor assign any of the rights or duties of Wulf under this Agreement without the prior written consent of the Corporation.

         22.      SUCCESSORS

                  This Agreement shall be binding on and inure to be benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of Wulf.

         23.      NOTICES

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three (3) business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three (3) business days after the resumption of postal service. Notices shall be addressed as follows:



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

(a)      If to the Corporation:
                                            3025 Harbor Lane N, Suite 315
                                            Minneapolis, MN USA  55447

         (b)      If to Wulf:
                                            RR # 2, River John
                                            Nova Scotia, CANADA B0K 1N0

         (c)      If to the Guarantor:
                                            c/o Felice Mischel
                                            Schneck Weltman Hashmall & Mischel
                                            1285 Avenue of Americas
                                            New York, NY  10019

         24.      GUARANTEE

         (a) The Guarantor, in order to induce executive to enter into the transactions with the Corporation, hereby guarantees to Executive the due and prompt payment, and not just the collectability, of all of the obligations, financial or otherwise of the Corporation to the Executive as set forth in the Agreement.

         (b) The Guarantor may insist that the Executive proceed against the Corporation prior to enforcing this Guaranty; provided, however, that any pursuit of remedies against the Corporation shall not impair or otherwise affect Executive's ability to enforce the terms of this Agreement against the Guarantor. Without limiting the generality of the foregoing, and only to the extent that a defense has not previously been asserted by the Corporation, the Guarantor may assert against the Executive: (i) any defense which may be available to the Corporation in respect of this Agreement; or (ii) any set-off available against the Executive to the Corporation, whether or not on account of a related transaction. The liability of the Guarantor shall not be affected or impaired by any voluntary or involuntary dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, or readjustment of, or similar event or proceeding, affecting the Corporation or any of its assets and that, upon the institution of any of the above actions, at the Corporation's sole discretion, and without notice thereof or demand therefor, the Guarantor's obligations shall become enforceable against the Guarantor.

         25.      LEGAL ADVICE

                  Wulf hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek, and was not prevented nor discouraged by the Corporation from seeking independent legal advice, prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

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

                  IN WITNESS WHEREOF, this agreement has been executed by the parties hereto as of the date first above written.


                            JJAX ENTERTAINMENT, INC.



                            By:
                               ---------------------------------
                               Richmond W.A. Chandler, Chief Executive Officer




                               ---------------------------------
                               Leslie A. Wulf



Guarantor:                     JUMPIN' JAX CORPORATION



                               By:
                               ---------------------------------
                               Richmond W.A. Chandler, Chief Executive Officer






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